Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OneMain Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-200408) on Form S-3 and the registration statement (No. 333-191740) on Form S-8 of Springleaf Holdings, Inc. of our report dated March 23, 2015, with respect to the consolidated and combined statements of financial position of OneMain Financial Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated and combined statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report is included in the Form 8-K of Springleaf Holdings, Inc. dated April 27, 2015.

In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus supplement, which is part of such registration statement on Form S-3.

/s/ KPMG LLP

Baltimore, Maryland
April 27, 2015